EXHIBIT 23.2   CONSENT OF MOORE & ASSOCIATES CHARTERED

December 3, 2007

Board of Directors
CRC Crystal Research Corporation.
4952 East Encanto Street
Meza, Arizona 85205

Gentlemen:

We hereby consent to the use of our audit report of CRC Crystal Research Corporation. for the period ended September 30, 2007 in the Form S-8 of CRC Crystal Research Corporation, dated December 3, 2007.

/s/   Moore & Associates Chartered

Moore & Associates Chartered